As filed with the Securities and Exchange Commission on September 1, 2022

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Triple Flag Precious Metals Corp.

(Exact Name of Registrant as Specified in Its Charter)

Canada		NOT APPLICABLE
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)

TD Canada Trust Tower 161 Bay Street, Suite 4535 Toronto, Ontario, Canada M5J 2S1
(Address, Including Zip Code of Principal Executive Offices)
Triple Flag Precious Metals Corp. Amended and Restated Omnibus Equity Incentive Plan
(Full title of Plans)

Triple Flag USA Royalties Ltd. c/o Torys LLP 1114 Avenue of the Americas, 23rd Floor New York, New York 10036 (212) 880-6000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Sheldon Vanderkooy Triple Flag Precious Metals Corp. TD Canada Trust Tower 161 Bay Street, Suite 4535 Toronto, Ontario M5J 2S1 (416) 304-9741	Christopher R. Bornhorst, Esq. Ellie Kang, Esq. Torys LLP 1114 Avenue of the Americas, 23rd Floor New York, NY 10036 (212) 880-6000	Michael Pickersgill, Esq. Torys LLP 79 Wellington St. W Toronto, Ontario M5K 1N2 (416) 865-0040

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Part I
Information Required in the Section 10(A) Prospectus

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by Triple Flag Precious Metals Corp. (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	Exhibits 4.1 to 4.6 of the Registrant’s Registration Statement on Form F-10 (File No. 333-266940) (the “F-10 Registration Statement”) filed with the Commission on August 17, 2022, including the Registrant’s audited financial statements for the fiscal year ended December 31, 2021;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since August 24, 2022 (the effective date of the F-10 Registration Statement); and

(c)	the description of the Registrant’s Common Shares, under the section captioned “Description of Equity Securities – Common Shares” in the prospectus included in the F-10 Registration Statement and incorporated by reference in the Registrant’s registration statement on Form 8-A12B filed on August 25, 2022 (File No. 001-41484) under the Exchange Act, including any amendment or report filed for the purposes of updating such description.

In addition, all documents or reports subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents or reports; provided that reports on Form 6-K shall only be deemed so incorporated by reference to the extent expressly stated therein.

Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document or report which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act provides as follows:

Indemnification

(1)	A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of costs

(2)	A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

Limitation

(3)	A corporation may not indemnify an individual under subsection (1) unless the individual:

(a)	acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Indemnification in derivative actions

(4)	A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity

(5)	Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:

(a)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)	fulfils the conditions set out in subsection (3).

Insurance

(6)	A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual:

(a)	in the individual’s capacity as a director or officer of the corporation; or

(b)	in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to court

(7)	A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

Notice to Director

(8)	An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

Other notice

(9)	On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

The Registrant’s by-laws provide that the Registrant shall indemnify directors and officers.

The Registrant has entered into agreements to indemnify its directors and executive officers as determined by its board of directors. Under the terms of the indemnification agreements with the Registrant’s director nominees and each of its directors and officers, the Registrant will be required to indemnify each of its directors and officers, to the fullest extent permitted by applicable laws, if the basis of the indemnitee’s involvement in a proceeding is by reason of the fact that the indemnitee is or was a director or officer of the Registrant or any of its subsidiaries. The Registrant will indemnify its officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements will also require the Registrant, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Registrant.

The Registrant maintains insurance policies relating to certain liabilities that its directors and officers may incur in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits.

Exhibit Number

3.1	Articles of Amalgamation, dated November 8, 2019

3.2	Articles of Amendment, dated December 27, 2019

3.3	By-laws

4.1	Specimen Common Share Certificate

5.1	Opinion of Torys LLP, Canadian counsel to the Registrant

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Torys LLP, Canadian counsel to the Registrant (included in Exhibit 5.1)

23.3	Consent of James Dendle

24.1	Power of Attorney (included in the signature pages hereof)

99.1	Triple Flag Precious Metals Corp. Amended and Restated Omnibus Equity Incentive Plan

107	Filing Fee Table

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 1st day of September, 2022.

Triple Flag Precious Metals Corp.

By:	/s/ Shaun Usmar
Name: Shaun Usmar
Title: Chief Executive Officer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Shaun Usmar and Sheldon Vanderkooy and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on September 1, 2022.

Name	Title

/s/ Shaun Usmar	Chief Executive Officer and Director
Shaun Usmar	(Principal executive officer)

/s/ Sheldon Vanderkooy	Chief Financial Officer
Sheldon Vanderkooy	(Principal financial officer and principal accounting officer)

/s/ Dawn Whittaker	Chair of the Board and Director
Dawn Whittaker

/s/ Susan Allen	Director
Susan Allen

/s/ Sir Michael Davis	Director
Sir Michael Davis

/s/ Tim Baker	Director
Tim Baker

/s/ Mark Cicirelli	Director
Mark Cicirelli

/s/ Peter O’Hagan	Director
Peter O’Hagan

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, the undersigned, the Registrant’s duly authorized representative in the United States has signed this Registration Statement on this 1st day of September 2022:

TRIPLE FLAG USA ROYALTIES LTD.

By:	/s/ Shaun Usmar
Name: Shaun Usmar Title: President